                                                                Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK



THREE MONTHS ENDED MARCH 31,                                                                2000                 1999
-------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except                                                            (Unaudited)          (Unaudited)
  per share data)

BASIC EPS
 Income from continuing operations.............................................           $  1,091(1)          $ 5,893(1)
 Loss from discontinued operations.............................................                  -               (425)
                                                                                          --------            -------
  Net income...................................................................           $  1,091            $ 5,468
                                                                                          ========            =======

 Earnings per Class A share:
  Earnings from continuing operations..........................................              $ .06              $ .25
  Loss from discontinued operations............................................                  -               (.02)
                                                                                             -----              -----
 Earnings per Class A share....................................................              $ .06              $ .23
                                                                                             =====              =====

 Weighted average number of Class A
  Shares outstanding...........................................................             18,520             24,094


DILUTED EPS
 Income from continuing operations.............................................           $  1,162            $ 5,977
 Loss from discontinued operations.............................................                  -               (425)
                                                                                          --------            -------
  Net income...................................................................           $  1,162            $ 5,552
                                                                                          ========            =======

 Earnings per Class A share:
  Earnings from continuing operations..........................................              $ .05              $ .22
  Loss from discontinued operations............................................                  -               (.02)
                                                                                             -----              -----
 Earnings per Class A share....................................................              $ .05              $ .20
                                                                                             =====              =====

 Weighted average number of Class A Shares outstanding assuming Conversion of preferred stock into Class A shares and the exercise
  of stock options.............................................................             21,723             27,716




(1) After deduction of accrued preferred stock dividends of $71 and $84, respectively






                                       17